UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (Amendment No. __________)1


                          Golf Trust of America, Inc.
                           -------------------------
                                (Name of issuer)

                                  Common Stock
                           -------------------------
                         (Title of class of securities)

                                   38168B103
                           -------------------------
                                 (CUSIP number)

                              November 18, 1998
                           -------------------------
            (Date of event that requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 9 Pages)


--------------------------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
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CUSIP No.  38168B103                                         Page 2 of 9 Pages

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     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             USAA Investment Management Company

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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                      (b) [x]

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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

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  NUMBER OF          5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY             425,500
OWNED BY EACH
  REPORTING          6    SHARED VOTING POWER
   PERSON
    WITH                  None

                     7    SOLE DISPOSITIVE POWER

                          425,500

                     8    SHARED DISPOSITIVE POWER

                          None

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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             425,500

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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  [ ]

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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.6%

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    12       TYPE OF REPORTING PERSON *

             IA

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                                                 * SEE INSTRUCTIONS

                                  SCHEDULE 13G

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CUSIP No. 38168B103                                         Page 3 of 9 Pages

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     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             United Services Automobile Association

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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [ ]
                                                                    (b) [x]

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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Texas

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  NUMBER OF          5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY             425,500
OWNED BY EACH
  REPORTING          6    SHARED VOTING POWER
   PERSON
    WITH                  None

                     7    SOLE DISPOSITIVE POWER

                          425,500

                     8    SHARED DISPOSITIVE POWER

                          None

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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             425,500

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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  [ ]

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    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.6%

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    12       TYPE OF REPORTING PERSON *

             HC

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                                                 * SEE INSTRUCTIONS

                                  SCHEDULE 13G
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CUSIP No.  38168B103                                         Page 4 of 9 Pages

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     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             USAA Capital Corporation

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     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                       (b) [x]

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     3       SEC USE ONLY

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     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

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  NUMBER OF          5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY             425,500
OWNED BY EACH
  REPORTING          6    SHARED VOTING POWER
   PERSON
    WITH                  None

                     7    SOLE DISPOSITIVE POWER

                          425,500

                     8    SHARED DISPOSITIVE POWER

                          None

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     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             425,500

-------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*  [  ]

-------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.6%

-------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             HC

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                                                 * SEE INSTRUCTIONS

                                  SCHEDULE 13G
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CUSIP No.  38168B103                                         Page 5 of 9 Pages

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     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

             USAA Investment Corporation

-------------------------------------------------------------------------------

     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                       (b) [x]

-------------------------------------------------------------------------------

     3       SEC USE ONLY

-------------------------------------------------------------------------------

     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware

-------------------------------------------------------------------------------

  NUMBER OF          5    SOLE VOTING POWER
    SHARES
 BENEFICIALLY             425,500
OWNED BY EACH
  REPORTING          6    SHARED VOTING POWER
   PERSON
    WITH                  None

                     7    SOLE DISPOSITIVE POWER

                          425,500

                     8    SHARED DISPOSITIVE POWER

                          None

-------------------------------------------------------------------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             425,500

-------------------------------------------------------------------------------

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*   [ ]

-------------------------------------------------------------------------------

    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.6%

-------------------------------------------------------------------------------

    12       TYPE OF REPORTING PERSON *

             HC

-------------------------------------------------------------------------------

                                                 * SEE INSTRUCTIONS

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CUSIP No. 38168B103                                          Page 6 of 9 Pages

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                                  SCHEDULE 13G


ITEM 1(a).        NAME OF ISSUER:

                  Golf Trust of America, Inc.

ITEm 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  14 N. Adger's Wharf
                  Charlestown, SC 29401

ITEM 2(a).        NAMES OF PERSON FILING:

                  USAA Investment Management Company
                  United Services Automobile Association
                  USAA Capital Corporation
                  USAA Investment Corporation

ITEM 2(b).        BUSINESS MAILING ADDRESS FOR THE PERSON FILING:

                  9800 Fredericksburg Road
                  San Antonio, Texas 78288

ITEM 2(c).        CITIZENSHIP:

                  Delaware
                  Texas
                  Delwaware
                  Delware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP Number:

                  38168B103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS a:


         (a)  [ ]  Broker or dealer registered under Section 15 of the Act;

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act;

         (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act;

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

         (e)  [x]  An investment Adviser in accordance with Section 240.13d-1
                   (b)(1)(ii)(E);

         (f)  [ ]  An employee benefit plan or endowment fund in accordance with
                   Section 240.13d-1(b)(1)(ii)(F);

         (g)  [x]  A parent holding company or control person in accordance with
                   Section 240.13d-1(b)(1)(ii)(G);,

         (h) [ ] A savings assocation as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

         (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

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CUSIP No. 38168B103                                          Page 7 of 9 Pages

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                                  SCHEDULE 13G


ITEM 4.  OWNERSHIP:

                  (a)  Amount Beneficially Owned:

                           425,500

                  (b)  Percent of Class:

                           5.6%

                  (c) Number of shares as to which such person has:

                     (i)      sole power to vote or to direct the vote: 425,500

                     (ii)     shared power to vote or to direct the vote:  None

                     (iii) sole power to dispose or to direct the disposition of: 425,500

                     (iv) shared power to dispose or to direct the disposition of: None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                  Certain clients of USAA Investment Management Company have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the Common Stock of Golf Trust of America, Inc.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  At December 31, 1998, USAA Investment Management Company ("IMCO"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was the beneficial owner of 425,500 shares of Common Stock of Golf Trust of America, Inc. as a result of acting as investment adviser to certain clients. IMCO is a wholly owned subsidiary of USAA Investment Corporation ("I-Corp"), I-Corp is a wholly owned subsidiary of USAA Capital Corporation ("CAPCO") and CAPCO is a wholly owned subsidiary of United Services Automobile Association ("USAA"). The filing of this Schedule 13G shall not be construed as an admission that any reporting person or its affiliates is for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Section 13G. The filing of this Schedule 13G shall not be construed as an admission that any reporting person or its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) or 13(g) of the Securities Exchange Act of 1934.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

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CUSIP No. 38168B103                                          Page 8 of 9 Pages

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                                  SCHEDULE 13G


ITEM 10. CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 10, 1999
                                        USAA INVESTMENT MANAGEMENT COMPANY



                                        By: /s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Secretary


                                         UNITED SERVICES AUTOMOBILE ASSOCIATION


                                         By: /s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Assistant
                                                    Secretary


                                         USAA CAPITAL CORPORATION


                                         By:/s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Senior Vice President,
                                                    General Counsel, Assistant
                                                    Secretary


                                        USAA INVESTMENT CORPORATION


                                        By:  /s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Secretary

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EXHIBIT 1                                                     Page 9 of 9 Pages

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                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Golf Trust of America, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 10th day of February, 1999.

                                        USAA INVESTMENT MANAGEMENT COMPANY



                                        By: /s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Secretary


                                         UNITED SERVICES AUTOMOBILE ASSOCIATION




                                         By: /s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Assistant
                                                    Secretary


                                         USAA CAPITAL CORPORATION



                                         By: /s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Senior Vice President,
                                                    General Counsel, Assistant
                                                    Secretary


                                         USAA INVESTMENT CORPORATION




                                         By:/s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Secretary


                                         USAA INVESTMENT MANAGEMENT COMPANY



                                         By:/s/ MICHAEL D. WAGNER
                                             ----------------------------------
                                             Name:  Michael D. Wagner
                                             Title: Vice President, Secretary